AMENDMENT TO CUSTODIAN AGREEMENT

         THIS AMENDMENT to the Custodian Agreement between STI Classic Funds (the "Trust"), a Massachusetts business trust, and SunTrust Bank, formerly known as Trust Company Bank (the "Custodian" or the "Bank"), is made effective as of the 1st day of July 2003.

         WHEREAS, the Trust and the Custodian previously entered into a Custodian Agreement, dated as of February 1, 1994, as amended October 1, 2002 (the "Agreement"); and

         WHEREAS, Schedule A of such Agreement ("Schedule A") which sets forth the fee schedule for the provision of custody services to be provided under the Agreement was first amended as of August 16, 1995 and later amended as of January 1, 1996; and

         WHEREAS, the Agreement provides that the Custodian may deposit certain securities with any sub-custodian used by the Bank; and

         WHEREAS, the parties desire to amend Schedule A to specifically provide for reimbursement for expenses incurred by the Custodian that are associated with certain custody services provided by a sub-custodian of the Bank with respect to the Trust;

         NOW, THEREFORE, the parties to this Amendment, intending to be legally bound, agree as follows:

         1.   Section 6 of the Agreement is hereby amended to read:

              Section 6. The Custodian's compensation and reimbursement for certain expenses shall be as set forth in Schedule A hereto attached, or as shall be set forth in amendments to such schedule approved by the Trust and the Custodian. The Bank is authorized to charge the Trust's account for such compensation and reimbursement. All expenses and taxes payable with respect to the Securities in the account of the Trust including, without limitation, commission charges on purchases and sales and the amount of any loss or liability for stockholders' assessments or otherwise, claimed or asserted against the Bank or against the Bank's nominee by reason of any registration hereunder shall be charged to the Trust.

         2. Schedule A is hereby amended to include the additional provision in the Addendum to the STI Classic Fund Custody Fee Schedule attached hereto.

         3.   This amendment is effective as of the 1st day of July 2003.

         IN WITNESS WHEREOF, the parties have duly executed this Amendment to the Agreement on the date first above written.

STI CLASSIC FUNDS                             SUNTRUST BANK

By: /s/ Timothy D. Barto                      By: /s/ William M. Wingfield
    --------------------                          ------------------------
Name: TIMOTHY D. BARTO                        Name: WILLIAM M. WINGFIELD

Its: VICE PRESIDENT                           Its: EXECUTIVE VICE PRESIDENT



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                                   ADDENDUM TO

                      STI CLASSIC FUND CUSTODY FEE SCHEDULE

                              Dated January 1, 1996

                                  JULY 1, 2003


Reimbursement: The Funds shall reimburse the Custodian for those expenses incurred by the Custodian in connection with the deposit and holding of Fund assets consisting of securities of foreign issuers and obligators in the custody and control of Union Bank of California, a sub-custodian of the Bank.


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                                   SCHEDULE A

                                      FUNDS


STI Classic Prime Quality Money Market Fund
STI Classic Short-Term Bond Fund
STI Classic Institutional Short-Term Bond Fund